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                                                                    EXHIBIT 11.2



                           SOFTWARE SPECTRUM, INC.
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE



                                                    Year Ended March 31
                                         -------------------------------------
                                            1996         1995          1994
                                          --------     ---------     --------
Net Income                               $7,366,000   $8,788,000    $7,004,000
                                         ==========   ==========    ==========

Shares as adjusted:                       4,196,173    4,168,829     4,145,418
Average number of shares outstanding

Incremental shares from outstanding
stock options                                72,746       48,558        73,996
as determined under the treasury stock
method using average market price

Shares as adjusted                        4,268,919    4,217,387     4,219,414
                                         ==========   ==========    ==========

Fully diluted earnings per share              $1.73        $2.08         $1.66
                                              =====        =====         =====



* Computation is furnished even though the amounts of earnings per share on a fully diluted basis are not required to be presented in the income statement under the provisions of Accounting Principles Board Opinion No. 15.